Exhibit 3.1

A & B II, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(as amended through June 4, 2012)

ARTICLE I

CORPORATE NAME

Section 1.1             The name of the Corporation is A & B II, INC.

ARTICLE II

INCORPORATOR

Section 2.1             The name and address of the incorporator is Alyson J. Nakamura, 822 Bishop Street, Honolulu, Hawaii 96813.

ARTICLE III

DURATION

Section 3.1             The duration of the corporation is perpetual.

ARTICLE IV

INITIAL PRINCIPAL OFFICE AND REGISTERED AGENT

Section 4.1             Initial Principal Office.  The mailing address of the initial principal office of the Corporation is 822 Bishop Street, P.O. Box 3440, Honolulu, Hawaii 96801.

Section 4.2             Registered Agent.  The entity’s individual, non-commercial registered agent in the State of Hawaii to which service of process and other notices and documents may be served on the Corporation is Alyson J. Nakamura.  The street address of the place of business of the registered agent is 822 Bishop Street, Honolulu, Hawaii 96813.

ARTICLE V

DIRECTORS AND OFFICERS

Section 5.1             Board of Directors.  The Board of Directors shall consist of such number of persons, not less than three (3) nor more than twelve (12), the exact number of which shall be determined from time to time by a resolution adopted by the Board of Directors.

Section 5.2             Terms of Directors.  Provided there are nine or more directors, the directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors.  The term of the initial Class I directors shall terminate on the date of the 2013 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2014 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 2015 annual meeting of shareholders.  At each succeeding annual meeting of shareholders beginning in 2013, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 5.3             Removal of Directors.  Subject to the rights of holders of shares of Preferred Stock (as hereafter defined), if any, the shareholders may remove one or more directors, but only for cause.  A director may be removed by shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Section 5.4             Vacancy on Board.  Subject to the rights of holders of shares of Preferred Stock, if any, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by: (a) the Board of Directors; or (b) the affirmative vote of a majority of all the directors remaining in office if the directors remaining in office constitute fewer than a quorum of the Board of Directors.  Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 5.5             Directors Elected by Preferred Shareholders.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

Section 5.6             Limitation of Liability of Directors.  The personal liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Hawaii law.  If the Hawaii Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Hawaii Business Corporation Act as so amended. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.

Section 5.7             Indemnification.  The Corporation shall indemnify, and advance funds to pay for or reimburse expenses to, its directors and officers to the fullest extent permitted by law.  Any amendment, modification or repeal of the foregoing sentence shall not deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to notice to such person of such amendment, modification or repeal.

ARTICLE VI

SHARES

Section 6.1             Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000) of which the Corporation shall have authority to issue one hundred fifty million (150,000,000) shares of common stock, without par value (the “Common Stock”), and fifteen million (15,000,000) shares of preferred stock, without par value (the “Preferred Stock”).

Section 6.2             Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Hawaii Business Corporation Act, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Section 6.3             Power to Sell and Purchase Stock.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE VII

MARITIME OWNERSHIP REQUIREMENTS

Section 7.1             Definitions. For purposes of this Article VII, the following terms shall have the following meanings:

“Charitable Beneficiary” shall mean, with respect to a Trust, one or more Charitable Organizations designated by the Corporation from time to time by written notice to the Trustee of such Trust to be the beneficiaries of such Trust.

“Charitable Organization” shall mean any nonprofit organization that is a U.S. Citizen and qualifies under Section 501(c)(3) of the Code; provided that any contributions to such organization are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

“Deemed Original Issuance” shall have the meaning ascribed to such term in Section 7.6(a).

“Deemed Original Issuance Price” shall have the meaning ascribed to such term in Section 7.7(c)(iv).

“Disqualified Person” shall have the meaning ascribed to such term in Section 7.6(a).

“Disqualified Recipient” shall have the meaning ascribed to such term in Section 7.6(a).

“Entity” means a partnership, corporation, limited liability company, organization, governmental subdivision or agency, business trust, estate, trust, joint venture or other entity.

“Excess Shares” shall have the meaning ascribed to such term in Section 7.5(a).

“Excess Share Date” shall have the meaning ascribed to such term in Section 7.5(a).

“Fair Market Value” of the Common Stock as of any date shall mean the average of the closing sales prices of shares of Common Stock on the New York Stock Exchange during the fifteen (15) trading days immediately prior to the such date, except that, if such shares are not traded on the New York Stock Exchange, then Fair Market Value shall mean the average of the closing sales prices of such shares as quoted on any other national securities exchange selected by the Corporation and on which such shares of Common Stock are listed or, if not so listed, the average of the representative bid and ask prices as quoted by a generally recognized reporting system on each of such fifteen (15) trading days and, if not so quoted, as may be determined in good faith by the Board of Directors.

“Maritime Ownership Requirements” shall mean the citizenship requirements of U.S. Maritime Law applicable to U.S. Maritime Companies to be eligible to operate a vessel in the coastwise trade or to obtain a coastwise endorsement.

“Maximum Permitted Percentage” shall mean Ownership of twenty-two percent (22%) of the total number of issued and outstanding shares of Common Stock; provided that if the Maritime Ownership Requirements are amended to change the number or percentage of shares of Common Stock that Non-U.S. Citizens may Own, the Maximum Permitted Percentage shall be deemed to be changed, without any action on the part of the Corporation or the shareholders, to a percentage that is three (3) percentage points less than the percentage that would cause the Corporation to violate the Maritime Ownership Requirements after such amendment and, promptly thereafter the Corporation shall publicly announce such change.

“Non-U.S. Citizen” shall mean any Person that is not a U.S. Citizen.

A Person shall be deemed to be the “Owner” of, or to “Own” or to have “Ownership” of, shares of capital stock of the Corporation, if such Person holds, directly or indirectly, of record or beneficially owns (as determined under Regulation 13D (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended, or any successor statute thereto) shares of capital stock of the Corporation or has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of capital stock of the Corporation, under any contract, understanding or other means; provided that a Person shall not be deemed to be the “Owner” of, or to “Own” or to have “Ownership” of, shares of capital stock of the Corporation if the Board of Directors determines, in good faith, that such Person is not an owner of such shares in accordance with and for purposes of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto.

“Person” shall mean any natural person or any Entity.

“Proposed Transfer” shall have the meaning ascribed to such term in Section 7.6(a).

“Proposed Transfer Price” shall have the meaning ascribed to such term in Section 7.7(c)(ii).

“Proposed Transferee” shall have the meaning ascribed to such term in Section 7.6(a).

“Redemption Date” shall have the meaning ascribed to such term in Section 7.8(c)(iii).

“Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than ten (10) years from the date of issuance and bearing interest at a fixed rate equal to the yield on the United States Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

“Redemption Notice” shall have the meaning ascribed to such term in Section 7.8(c)(iii).

“Redemption Price” shall have the meaning ascribed to such term in Section 7.8(c)(i).

“Restricted Person” shall have the meaning ascribed to such term in Section 7.6(a).

“Status Change” shall have the meaning ascribed to such term in Section 7.6(a).

“Status Change Price” shall have the meaning ascribed to such term in Section 7.7(c)(iii).

“transfer” shall have the meaning ascribed to such term in Section 7.4(a).

“Trust” shall have the meaning ascribed to such term in Section 7.6(a).

“Trustee” shall have the meaning ascribed to such term in Section 7.6(a).

“U.S. Citizen” shall mean any Person that meets the definition of a citizen of the United States under U.S. Maritime Law applicable to a U.S. Maritime Company eligible to operate a vessel in the coastwise trade, including, without limitation, (a) any natural person who is a citizen of the United States pursuant to the terms and provisions of Section 104 of Title 46 of the United States Code, as amended, or any successor statute thereto; (b) any Entity deemed to be a citizen of the United States for the purpose of being eligible to operate a vessel in the coastwise trade pursuant to the terms and provisions of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto; provided that successors and assigns of any such Entities, which would otherwise be deemed to be U.S. Citizens under Section 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto, must qualify as U.S. Citizens in their own right; and (c) any Person that qualifies as a citizen of the United States for the purpose of obtaining a coastwise endorsement pursuant to Subpart C of Part 67 of Title 46 of the Code of Federal Regulations, as amended (Citizenship Requirements for Vessel Documentation), or any successor regulation thereto.

“U.S. Maritime Company” means any Person in the maritime business that (whether directly or indirectly) conducts any activity, takes any action, or receives any benefit described in the next sentence that would be adversely affected under any provision of U.S. Maritime Law by virtue of such Person’s status as a Non-U.S. Citizen or, if applicable, Ownership of such Person’s outstanding equity interests by a Non-U.S. Citizen. Such activities, actions or benefits include, without limitation: (a) owning, operating or documenting vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (b) owning or operating any vessel built with construction differential subsidies from the United States government (or any agency thereof); (c) being a party to a maritime security program agreement with the United States government (or any agency thereof) on account of ships owned, chartered or operated by it; (d) owning, chartering, subchartering or leasing any vessel where the costs of construction, renovation or reconstruction have been financed, in whole or in part, by obligations insured, guaranteed or assumed under Title XI of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 537 — Loans and Guarantees), or any successor statute thereto; (e) operating vessels under agreement with the United States government (or any agency thereof); or (f) maintaining a capital construction fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 535 — Capital Construction Funds), or any successor statute thereto.

“U.S. Maritime Law” means Title 46 of the United States Code, and such other United States admiralty, maritime, shipping and vessel documentation laws, any predecessor statutes thereto (including, without limitation, the Shipping Act of 1916, the Merchant Marine Act of 1920 and

the Merchant Marine Act of 1936) that remain in effect through grandfather provisions or otherwise, and any successor statutes thereto, together with the rules and regulations promulgated thereunder and the practices of the governmental agencies enforcing, administering and interpreting such laws, rules and regulations, all as the same may be amended, modified and in effect from time to time.

Section 7.2             Maritime Laws.

(a)        The provisions of this Article VII are intended to assure that the Corporation remains in continuous compliance with the Maritime Ownership Requirements. It is the policy of the Corporation that Non-U.S. Citizens, individually or in the aggregate, shall not Own any shares of Common Stock in excess of the Maximum Permitted Percentage for so long as the Maritime Ownership Requirements apply to the Corporation. The Board of Directors is hereby authorized to effect any and all measures necessary or desirable (consistent with these Articles of Incorporation and applicable law) to fulfill the purpose and implement the provisions of this Article VII.

(b)        The Corporation shall have the power to determine, in the exercise of its good faith judgment, the citizenship of any Person for the purposes of this Article VII. In determining such citizenship, the Corporation may rely on the share transfer records of the Corporation and any citizenship certifications and such other documentation required under Section 7.4(b) and such other written statements and affidavits and such other proof as the Corporation may deem reasonable to fulfill the purpose or implement the provisions of this Article VII. The determination of the Corporation at any time as to the citizenship of any Person for the purposes of this Article VII shall be conclusive.

Section 7.3             Share Certificates. To fulfill the purpose and implement the provisions of this Article VII, the Corporation may take any of the following measures: (a) developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of Common Stock (including, without limitation, any such provisions or procedures provided for in clause (c) of this Section 7.3); (b) establishing and maintaining a dual share certificate system under which different forms of share certificates representing outstanding shares of Common Stock are issued to U.S. Citizens and Non-U.S. Citizens; and (c) mandating that all Common Stock certificates issued by the Corporation include the following or another appropriate legend reflecting the provisions of this Article VII or, in the case of uncertificated shares, sending to the record holder thereof a written notice containing the information set forth in the applicable legend within a reasonable time after the issuance or transfer thereof in accordance with Section 414-88 of the Hawaii Business Corporation Act or any successor statute thereto:

PURSUANT TO THE TERMS AND PROVISIONS OF ARTICLE VII OF THE CORPORATION’S ARTICLES OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, (I) THE CITIZENSHIP STATUS OF THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO VERIFICATION BY THE BOARD OF DIRECTORS OF THE CORPORATION, (II) THE AMOUNT OF SHARES OF THE CORPORATION’S COMMON STOCK THAT MAY BE OWNED (AS DEFINED IN THE CORPORATION’S ARTICLES OF

INCORPORATION) BY ONE OR MORE NON-U.S. CITIZENS (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION) IS RESTRICTED, (III) TRANSFERS OF SHARES OF THE CORPORATION’S COMMON STOCK TO NON-U.S. CITIZENS ARE RESTRICTED, AND (IV) THE SHARES OF COMMON STOCK REPRESENTED HEREBY OWNED BY NON-U.S. CITIZENS ARE SUBJECT TO MANDATORY SALE OR REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION’S ARTICLES OF INCORPORATION.

Section 7.4             Restrictions on Transfers.

(a)        Any purported transfer, including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law (a “transfer”), of Ownership of any shares of Common Stock (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to Own shares of Common Stock in excess of the Maximum Permitted Percentage, shall be void and ineffective, and, to the extent that the Corporation knows of any such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the share transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a shareholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article VII or applicable law. In no event shall any such registration or recognition make such purported transfer effective unless the Board of Directors shall have expressly and specifically authorized making the purported transfer effective notwithstanding the foregoing provisions of this Section 7.4(a).

(b)        A citizenship certification, and any other documentation as the Corporation or its transfer agent (if any) deems advisable to fulfill the purpose or implement the provisions of this Article VII, may be required by the Corporation or its transfer agent (if any) from all transferees of shares of Common Stock (including Persons receiving any original issuance of shares of Common Stock by the Corporation) and, if such transferee is acting as a fiduciary, agent or nominee for an Owner, with respect to such Owner, and registration of any transfer shall be denied upon failure or refusal to furnish such requested certification or other documentation.

Section 7.5             Excess Shares.

(a)        If on any date (including, without limitation, any record date) (each, an “Excess Share Date”) the number of shares of Common Stock Owned by Non-U.S. Citizens should exceed the Maximum Permitted Percentage, irrespective of the date on which such event becomes known to the Corporation (such shares of Common Stock in excess of the Maximum Permitted Percentage, the “Excess Shares”), then the shares of Common Stock that constitute Excess Shares for purposes of this Article VII shall be those shares that become Owned by Non-U.S. Citizens, starting with the most recent date of Ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of Ownership, all other Ownership of such shares by Non-U.S. Citizens from and after the Ownership of such shares by a Non-U.S. Citizen that first caused such Maximum Permitted Percentage to be exceeded; provided that (i) the Corporation shall have the sole power to determine, in the exercise of its good faith judgment, the shares of Common Stock that constitute Excess Shares in accordance with the provisions of this Article VII; (ii) the Corporation may, in its good faith discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date on which they came to Own Excess Shares; (iii) if more than one Non-U.S. Citizen comes to Own Excess Shares on the same date, then the order in which such Ownership shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its good faith discretion, deem appropriate; (iv) Excess Shares that result from a determination that an Owner has ceased to be a U.S. Citizen will be deemed to have been Owned, for purposes of this Article VII, as of the date that such Owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of Common Stock deemed to be Excess Shares.

(b)        Any determination made by the Corporation pursuant to this Section 7.5 as to which shares of Common Stock constitute Excess Shares shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such shares.

Section 7.6                                      Additional Remedies for Exceeding the Maximum Permitted Percentage.

(a)        In the event that (i) Section 7.4(a) would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of Ownership of any Excess Shares to a Non-U.S. Citizen (a “Proposed Transferee”), (ii) a change in the status (a “Status Change”) of a U.S. Citizen to a Non-U.S. Citizen (a “Disqualified Person”) causes any shares of Common Stock of which such U.S. Citizen is the Owner immediately prior to such change to constitute Excess Shares or (iii) the original issuance by the Corporation (a “Deemed Original Issuance”) of any shares of Common Stock to a Non-U.S. Citizen (a “Disqualified Recipient” and, together with a Proposed Transferee and Disqualified Person, a “Restricted Person”) results in such shares constituting Excess Shares, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee), such Status Change (in the case of such Disqualified Person) or such Deemed Original Issuance (in the case of such Disqualified Recipient), as the case may be, such Excess Shares shall be automatically transferred to a trust (a “Trust”) for the exclusive benefit of a Charitable Beneficiary (designated by the Corporation from time to time by written notice to the Trustee of such Trust) and in respect of which a U.S. Citizen, unaffiliated with either the Corporation or any Owner of such Excess Shares, shall be appointed by the Corporation to serve as the trustee (a “Trustee”), and such Restricted Person shall neither acquire nor have any rights or interests in such Excess Shares transferred into such Trust. Subject to applicable law and compliance with the foregoing provisions of this Section 7.6, the Excess Shares of multiple Restricted Persons may, in the sole discretion of the Corporation, be transferred into, and maintained in, a single Trust.

(b)        Notwithstanding the provisions of Section 7.6(a), if the automatic transfer of any Excess Shares into a Trust pursuant to Section 7.6(a) would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the number of shares of Common Stock that are Owned by Non-U.S. Citizens from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, such Excess Shares shall be subject to redemption by the Corporation pursuant to Section 7.8.

Section 7.7             Excess Shares Transferred into Trusts.

(a)        Status of Excess Shares Held by a Trustee. All Excess Shares held by a Trustee shall retain their status as issued and outstanding shares of the Corporation.

(b)        Voting and Dividend Rights.

(i)    The Trustee of a Trust shall have all voting rights and rights to dividends and any other distributions (upon liquidation or otherwise) with respect to all Excess Shares held in such Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary of such Trust.

(ii)   A Restricted Person with respect to any Excess Shares transferred into a Trust shall (A) neither be entitled to, nor possess, any rights to vote, or any other rights attributable to, such Excess Shares, (B) not profit from the Ownership or holding of such Excess Shares and (C) have no rights to any dividends or any other distributions (upon liquidation or otherwise) with respect to such Excess Shares.

(iii)  Subject to applicable law, effective as of the date that any Excess Shares shall have been transferred into a Trust, the Trustee of such Trust shall have the authority, at its sole discretion, (A) to rescind as void any vote cast by any Restricted Person with respect to such Excess Shares and to revoke any proxy given by any Restricted Person with respect to such Excess Shares, in either case, if the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such vote, and (B) to recast such vote and to resubmit a proxy in respect of the vote of such Excess Shares, in accordance with its own determination, acting for the benefit of the Charitable Beneficiary of such Trust; provided, however, that if the Corporation has already taken any corporate action in respect of which such vote was cast, or such proxy was given, by such Restricted Person, or if applicable law shall not permit the rescission of such vote or revocation of such proxy (or such vote to be recast or such proxy to be resubmitted), then the Trustee shall not have the authority to rescind such vote or to revoke such proxy (or to recast such vote or resubmit such proxy).

(iv)  If any dividend or other distribution (upon liquidation or otherwise) with respect to any Excess Shares held in a Trust has been received by a Restricted Person with respect to such Excess Shares and the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution, such dividend or distribution shall be paid by such Restricted Person to the Trustee of such Trust upon the demand of such Trustee. If (A) any dividend or other distribution (upon liquidation or otherwise) is authorized with respect to any Excess Shares held in a Trust, (B) the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution and (C) such transfer has been discovered prior to the payment of such dividend or distribution, then such dividend or distribution shall be paid, when due, to the Trustee of such Trust. Any dividend or distribution so paid to the Trustee of such Trust shall be held in trust for distribution to the Charitable Beneficiary of such Trust in accordance with the provisions of this Section 7.7.

(v)   Notwithstanding any of the provisions of this Article VII, the Corporation shall be entitled to rely, without limitation, on the share transfer and other shareholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders and preparing lists of shareholders entitled to receive dividends or other distributions (upon liquidation or otherwise).

(c)        Sale of Excess Shares by Trustee.

(i)    The Trustee of a Trust, within twenty (20) days of its receipt of written notice from the Corporation or its transfer agent (if any) that Excess Shares have been transferred into such Trust, shall sell such Excess Shares to a U.S. Citizen (including, without limitation, the Corporation) designated by the Trustee; provided, however, that any such Trustee shall not be required to effect any such sale or sales within any specific time frame if, in the Corporation’s sole discretion, such sale or sales would disrupt the market for shares of Common Stock or otherwise adversely affect the value of the shares of Common Stock or the Corporation, itself. Upon any such sale of Excess Shares, the Trustee shall distribute the proceeds of such sale of such Excess Shares (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust) to such Charitable Beneficiary, and to the one or more Restricted Persons with respect to such Excess Shares, as provided in the applicable provisions of this Section 7.7(c) and Sections 7.7(d) and 7.7(e).

(ii)   In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Proposed Transferee at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the Proposed Transfer of such Excess Shares to such Restricted Person (e.g., in the case of a gift, devise or other similar transaction), the Fair Market Value of such Excess Shares on the date of such Proposed Transfer (the applicable price, the “Proposed Transfer Price”) and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

(iii)  In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Disqualified Person at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the Fair Market Value of such Excess Shares on the date of the Status Change of such Restricted Person that resulted in the transfer of such Excess Shares into the Trust (the “Status Change Price”) and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

(iv)  In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Disqualified Recipient at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the original issuance of such Excess Shares to such Restricted Person, the Fair Market Value of such Excess Shares on the date of such original issuance (the applicable price, the “Deemed Original Issuance Price”) and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

(v)   In the event that, prior to the discovery by the Corporation or its transfer agent (if any) that any Excess Shares should have been automatically transferred into a Trust pursuant to Section 7.6(a), any such Excess Shares are sold by the Restricted Person, then (A) such Excess Shares shall be deemed to have been sold by such Restricted Person on behalf of the Trust and (B) to the extent that such Restricted Person received consideration for the sale of such Excess Shares that exceeds the amount that such Restricted Person would have been entitled to receive pursuant to this Section 7.7(c) if such Excess Shares had been sold by the Trustee of such Trust on the date of the sale of such Excess Shares by such Restricted Person, such excess amount shall be paid to the Trustee, upon the demand of the Trustee, for distribution to the Charitable Beneficiary of such Trust.

(d)        Corporation’s Right to Purchase Shares Transferred into a Trust. The Trustee of a Trust shall be deemed to have offered all Excess Shares that have been transferred into such Trust for sale to the Corporation at a price for such Excess Shares equal to the lesser of (i) the Fair Market Value of such Excess Shares on the date that the Corporation accepts such offer and (ii) the Proposed Transfer Price, Status Change Price or Deemed Original Issuance Price, as the case may be, of such Excess Shares. The Corporation shall have the right to accept such offer until the Trustee has sold such Excess Shares pursuant to Section 7.7(c). Upon any such sale of Excess Shares to the Corporation, the Restricted Person with respect to such Excess Shares shall receive the proceeds of such sale (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e).

(e)        Additional Payment-Related Provisions.

(i)    In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d), such Trustee, in its sole discretion, may reduce the amount payable to the Restricted Person with respect to such Excess Shares pursuant to such Section by the sum of the amounts of the dividends and distributions described in Section 7.7(b)(iv) received by such Restricted Person with respect to such Excess Shares that the Restricted Person has not paid over to the Trustee.

(ii)   In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d), such Trustee shall promptly pay to the Charitable Beneficiary of the Trust, an amount equal to (A) the remaining proceeds of such sale, net of (1) broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of such Trust and (2) the amount paid by the Trustee to the Restricted Person with respect to such Excess Shares pursuant to this Section 7.7 and (B) the amount of any dividends or other distributions (upon liquidation or otherwise) with respect to such Excess Shares held by the Trust, net of taxes and other costs and expenses of such Trust.

(f)         Termination of Charitable Beneficiary’s Interest. Upon the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d) and the payment of the related amount (if any) to the Charitable Beneficiary of the Trust pursuant to Section 7.7(e)(ii), such Charitable Beneficiary’s interest in such Excess Shares shall terminate.

Section 7.8             Redemption of Stock.

(a)        If the automatic transfer of any Excess Shares into a Trust pursuant to Section 7.6(a) would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the Ownership by Non-U.S. Citizens of shares of Common Stock from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, the Corporation, by action of the Board of Directors, in its sole discretion, shall have the power (but not the obligation) to redeem, unless such redemption is not permitted under the Hawaii Business Corporation Act or other provisions of applicable law, any such Excess Shares.

(b)        Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 7.8 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date, (i) the Restricted Persons Owning such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares. Full voting rights shall be restored to any shares of Common Stock that were previously deemed to be Excess Shares, and any dividends or other distributions (upon liquidation or otherwise) with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, the Board of Directors determines that such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 7.8(c)(iii)); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 7.8.

(c)        The terms and conditions of redemptions by the Corporation of Excess Shares under this Section 7.8 shall be as follows:

(i)    the redemption price (the “Redemption Price”) to be paid for any Excess Shares shall be an amount equal to (A) the lesser of (x) the Fair Market Value of such Excess Shares as of the Redemption Date and (y)(1) in the case of a Proposed Transfer, the Proposed Transfer Price of such Excess Shares, (2) in the case of a Status Change, the Status Change Price of such Excess Shares or (3) in the case of a Deemed Original Issuance, the Deemed Original Issuance Price of such Excess Shares, minus (B) any dividends and distributions which were received by such Restricted Person with respect to such Excess Shares prior to and including the Redemption Date instead of being paid into an escrow account in accordance with Section 7.8(b)(ii);

(ii)   the Redemption Price shall be paid either in cash (by bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board of Directors in its sole discretion;

(iii)  written notice of the date of redemption (the “Redemption Date”) together with a letter of transmittal to accompany certificates, if any, evidencing shares of Common Stock that are to be surrendered for redemption shall be provided by first class mail, postage prepaid, mailed not less than ten (10) days prior to the Redemption Date to each Restricted Person, at such person’s last known address as the same appears on the share register of the Corporation (unless such notice is waived in writing by any such person) (the “Redemption Notice”);

(iv)  the Redemption Date (for purposes of determining right, title and interest in and to shares of Common Stock being selected for redemption) shall be the later of (A) the date specified in the Redemption Notice given to a Restricted Person (which date shall not be earlier than the date such notice is given) and (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust or set aside for the benefit of such Restricted Person;

(v)   each Redemption Notice shall specify (A) the Redemption Date (as determined pursuant to Section 7.8(c)(iv)), (B) the number of Excess Shares to be redeemed from such Restricted Person (and, to the extent such Excess Shares are certificated, the certificate number(s) evidencing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where or the Person to whom certificates (if such Excess Shares are certificated) for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates, if any, and the completion of the accompanying letter of transmittal and (F) the fact that all right, title and interest in respect of such Excess Shares so selected for redemption (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi)  from and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, any voting rights or rights to receive dividends or other distributions (upon liquidation or otherwise)) shall cease and terminate, such Excess Shares shall constitute authorized but unissued shares and the Restricted Person who Owns such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest;

(vii) upon surrender of the certificates, if any, for the Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form as specified in the Redemption Notice), the Restricted Person who Owned such Excess Shares shall be entitled to payment of the Redemption Price. In the event that fewer than all the Excess Shares represented by such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares of Common Stock not redeemed without cost to the Restricted Person who Owned such shares;

(viii) on the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares subject to redemption were paid into an escrow account in accordance with Section 7.8(b), then the escrow agent for such escrow account shall promptly pay to a Charitable Organization designated by the Corporation, an amount equal to the amount of such dividends or other distributions, net of any taxes and other costs and expenses of such escrow agent; and

(ix)   such other terms and conditions as the Board of Directors may determine.

Section 7.9             Severability. Each provision of this Article VII is intended to be severable from every other provision of this Article VII. If any one or more of the provisions contained in this Article VII is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article VII shall not be affected, and this Article VII shall be construed as if the provision held to be invalid, illegal or unenforceable had never been contained therein.

Section 7.10           NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system for so long as shares of Common Stock are listed on the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system if the listing conditions of such securities exchange or automated inter-dealer quotation system applicable to shares of Common Stock prohibit such preclusion. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

ARTICLE VIII

AMENDMENT OF BYLAWS

Section 8.1             Amendment of Bylaws by Board of Directors. The Board of Directors may amend or repeal the Bylaws of the Corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

Section 8.2             Amendment of Bylaws by Shareholders. The shareholders may amend or repeal the Bylaws of the Corporation even though the Bylaws of the Corporation may also be amended or repealed by the Board of Directors. Any amendment or repeal of the Bylaws of the Corporation by the shareholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation outstanding and entitled to vote.

ARTICLE IX

AMENDMENT OF ARTICLES OF INCORPORATION

Section 9.1             The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation, the Bylaws of the Corporation or the Hawaii Business Corporation Act, and all rights herein conferred upon shareholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with the purpose and intent of Article V of these Articles of Incorporation or this Article IX.